EXHIBIT 77K TO FORM N-SAR

Registrant Name: 1838 Bond-Debenture Trading Fund
File Number: 811-02201
Registrant CIK Number: 0000030125

Sub-Item 77K

(a)(1)(i) On December 19, 2002, the Board of Directors of the Fund approved the dismissal of the Fund's independent auditors PricewaterhouseCoopers LLP ("PWC").

(a)(1)(ii) During the Fund's most recent two fiscal years PWC's report on the financial statements did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

(a)(1)(iii) The Fund's Board of Directors approved the dismissal of the auditor.

(a)(1)(iv) During the Fund's most recent two fiscal years the Fund did not have any disagreements with PWC on any manner of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

(a)(2) On December 19, 2002, the Fund's Board of Directors approved the engagement of the Fund's new independent auditors Tait, Weller & Baker ("TWB") for the fiscal year ending Mach 31, 2003. During the Fund's most recent two fiscal years the Fund did not consult with TWB on any matter relating to the application of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.